PEPSICO SHAREHOLDERS OVERWHELMINGLY APPROVE
PLAN TO MERGE WITH THE QUAKER OATS COMPANY

Company Confirms It Has
Reached Final Terms to
Sell Its All Sport Sports Drink

PLANO, TX, May 1, 2001 -- PepsiCo Inc. announced that at a special meeting held here today its shareholders overwhelmingly approved a plan to merge with The Quaker Oats Company.

“I’m delighted by the results of the shareholder vote and appreciate their support,” said Roger Enrico, PepsiCo chairman and chief executive officer. “Our shareholders recognize that this merger will enhance our growth opportunities very significantly for many years to come.”

The meeting of PepsiCo shareholders followed a meeting earlier in the day of Quaker shareholders, who also approved the planned merger by a wide margin.

In a related development, PepsiCo confirmed that it has finalized the terms on which it will sell its All Sport sports drink to Monarch Company of Atlanta, in the absence of any objections by the Federal Trade Commission. PepsiCo did not disclose terms of the agreement.

In connection with the merger, PepsiCo shareholders also authorized the company to change the designation of its “capital stock” to “common stock” and to issue PepsiCo common stock and convertible preferred stock.

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The planned merger, which was announced in December 2000 and requires clearance by the Federal Trade Commission, has been approved by regulators in Europe and Mexico. It will create a global company sharply focused on convenient foods and beverages. With annual revenues of $25 billion, it will rank among the world’s five largest food and beverage businesses.

The merged company, which will retain the PepsiCo, Inc. name, will own 12 brands that each generate over $1 billion in annual retail sales, and another five that each generate over $500 million. It will be the world leader in snacks, offering a wide range of Frito-Lay salty snacks as well as a portfolio of Quaker granola bars, rice snacks and fruit and oatmeal bars.

It also will be the world’s second largest refreshment beverage company and the clear leader in the rapidly growing non-carbonated beverage market -- with brands including Pepsi, Tropicana Pure Premium orange juice, Mountain Dew, Gatorade, Lipton ready-to-drink tea and Aquafina bottled water.

The merger is expected to be completed by June 30, 2001.

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